PEABODY ENERGY
Peabody Plaza
701 Market Street
St. Louis, MO 63101-1826
314.342.3400

January 27, 2015

Private and Confidential
Mr. Glenn Kellow

Dear Glenn:

Congratulations on your promotion to the position of President and Chief Executive Officer-elect effective January 22, 2015.

Base Salary - Effective February 1, 2015, your new base salary will be $950,000.

Annual Incentive - You are eligible to participate in the 2015 Corporate Annual Incentive Plan. Your target level will increase to 110% of your base salary, with an opportunity of up to 220% based upon achievement above the Company’s targeted goals. The Plan is tied to the Company meeting its annual financial goals as well as your individual performance.

Long-Term Incentive Plan - You are eligible for participation in Peabody’s Long-Term Incentive Plan with an opportunity valued at 375% of your base salary. The award is reviewed periodically and adjustments may be made as deemed appropriate by the Board of Directors.

Benefits - You remain eligible for Peabody’s National Benefit Plans.

Glenn, I believe your skills and experience will help us continue to improve our operations and will further strengthen our industry-leading operating and market positions while adding value to our business.

On behalf of the Board of Directors and Peabody’s shareholders, congratulations on this most significant appointment.

Sincerely,

/s/ William A. Coley

William A. Coley
Compensation Committee Chair